Exhibit 99.1

NATUS MEDICAL REPORTS FIRST QUARTER FINANCIAL RESULTS

Company Reports Record First Quarter Revenue and Improved Gross Profit

SAN CARLOS, Calif. (May 6, 2003) – Natus Medical Incorporated (Nasdaq NM: BABY) today announced financial results for the three months ended March 31, 2003.

Revenue for the first quarter of 2003 increased 10% to $6.7 million, compared with revenue of $6.1 million for the first quarter of 2002. First quarter 2003 revenue from ALGO® disposable supplies increased $181,000 to $4.5 million, and revenue from ALGO screening equipment increased $327,000 to $1.8 million, both compared with the first quarter of 2002.

Revenue for the first quarter of 2003 from U.S. operations was $4.8 million, down 5% from $5.1 million reported for the first quarter of 2002. Revenue from international operations increased by 90% to $1.8 million, compared with $959,000 reported for the first quarter of 2002, due primarily to higher screening equipment sales. Gross margin improved to 62.3% in the first quarter of 2003, compared with 58.6% in the first quarter of 2002. Total operating expenses declined 6% to $5.2 million for the first quarter of 2003, compared with $5.6 million for the first quarter of 2002.

The net loss available to common stockholders for the first quarter of 2003 was $917,000, or $0.06 per share, compared with a net loss available to common stockholders of $1.8 million, or $0.11 per share, for the first quarter of 2002.

As of March 31, 2003, Natus had cash, cash equivalents and short-term investments of $43.5 million, stockholders’ equity of $53.8 million and working capital of $50.3 million.

The Company’s domestic cumulative installations of ALGO Newborn Hearing Screening system units, net of trade ins, increased during the quarter by 24 to 2,916 units on March 31, 2003, while its international cumulative installations, net of trade ins, increased by 133 to 1,596 units.

“We are pleased to report record first quarter revenue and improved gross margin resulting in a 17% increase in gross profit, while simultaneously reducing operating expenses due to cost restructuring measures implemented in the third quarter of 2002,” said Tim Johnson, president and chief executive officer of Natus. “We continue to target reaching profitability by mid-2003.”

The Company’s first quarter 2003 operating expenses decreased by approximately $352,000, compared with the first quarter 2002 and by approximately $726,000, compared with the third quarter of 2002. Natus further reported that it expects additional reductions in operating expenses related to actions taken specifically in regard to its international operations.

“With better cost controls in place, we can devote our attention to maintaining our domestic newborn hearing screening leadership position, driving growth with new product offerings and to increasing ALGO sales in international markets,” explained Mr. Johnson.

Conference Call Information

Natus has scheduled an investor conference call to discuss this announcement beginning at 4:45 p.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (888) 802-5257 for domestic callers, or (706) 634-0175 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering passcode 9691139. The live conference call will also be available via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 14 days following the completion of the call.

About Natus Medical

Natus develops, manufactures and markets easy-to-use medical products for the detection and management of common disorders in newborns. Natus is a market leader in sales of newborn hearing screening equipment and supplies with its ALGO® product line. Natus also manufactures and distributes MiniMuffs® Neonatal Noise Attenuators and the CO-Stat® End Tidal Breath Analyzer, a technology that non-invasively detects the rate of hemolysis in newborns, an important tool in the management of neonatal jaundice. Additionally, Natus manufactures and sells the neoBLUE™ LED Phototherapy light for the treatment of neonatal jaundice. Natus sells and supports its products domestically through direct field sales representatives and clinical educators. Natus products are distributed by its wholly owned subsidiaries in Japan and in the U.K. and have been distributed in approximately 23 other countries. Additional information can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions, and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding the achievement of profitability, future domestic or international sales levels or opportunities and anticipated additional expense reductions. These statements relate to future events or Natus’ future financial performance or results and involve known and unknown risks, uncertainties and other factors that may cause Natus’ actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “anticipates,” “may,” “believe,” “should,” “plan,” “will,” “offer,” “expects,” “potential,” “continue” or the negative or derivatives of these terms or other comparable terminology. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results will meet expectations. Natus’ operating results could differ materially due to a number of factors, including the continued growth of demand (or absence of continued growth of demand) for newborn hearing screening equipment, continued acceptance of Natus’ existing products, the successful development, introduction and widespread market acceptance of Natus’ new products, domestic and global economic conditions, competition from other companies selling newborn screening products, the failure of states or foreign countries to adopt mandates or guidelines requiring screening for the disorders for which Natus’ products screen, the failure of third party payors to provide adequate reimbursement for the use of Natus’ products, adverse changes in Natus’ relationships with its suppliers, reduced revenue as a result of discounts given to organizations representing several end customers for Natus’ products, failure to obtain necessary regulatory clearances or approvals, adverse changes in Natus’ relationships with its distributors, and product liability and intellectual property disputes or litigation.

For additional information and considerations regarding the risks faced by Natus, see Natus’ reports on Forms 10-Q and 10-K filed and to be filed with the Securities and Exchange Commission. Although Natus believes that the expectations reflected in the forward-looking statements are reasonable, Natus cannot guarantee future results, levels of activity, performance or achievements. In addition, historical information should not be considered a predictor of future performance. Moreover, neither Natus nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Natus disclaims any obligation to update information contained in any forward-looking statement.

Natus®; 70-40®; ALGO®; ALGO 1e®; ALGO 2®; ALGO 2e; ALGO 2e Color TM; ALGO DataBook®; CO-Stat®; Dri-Prep®; Ear Couplers®; Jelly Button®; MiniMuffs®; AABR®, ALGO 3TM, and neoBLUETM are Natus trademarks.

[Financial Tables to Follow]

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$9,631	$17,768
Short-term investments	33,917	27,150
Accounts receivable, net of allowance for doubtful accounts of $ 258 in 2003 and $250 in 2002	4,403	5,395
Inventories	5,287	4,560
Prepaid expenses and other current assets	914	663
Total current assets	54,152	55,536
Property and equipment, net	2,017	2,247
Long-term investment	335	334
Deposits and other assets	1,167	1,223
Total assets	$57,671	$59,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,120	$1,788
Accrued liabilities	2,354	2,460
Deferred revenues	363	405
Total liabilities	3,837	4,653

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 16,337,569 in 2003 and 15,930,986 in 2002	86,710	86,593
Deferred stock compensation	(155)	(219)
Accumulated deficit	(32,668)	(31,751)
Accumulated other comprehensive income	(53)	64
Total stockholders’ equity	53,834	54,687
Total liabilities and stockholders’ equity	$57,671	$59,340

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended
	Mar 31, 2003	Mar 31, 2002
Revenue	$6,661	$6,076
Cost of revenue	2,512	2,516
Gross profit	4,149	3,560

Operating expenses:
Marketing and selling	3,057	3,441
Research and development	1,031	1,070
General and administrative	1,145	1,074
Total operating expenses	5,233	5,585

Loss from operations	(1,084)	(2,025)

Other income/(expense):
Interest income	163	262
Interest expense	(3)	(2)
Other income, net	7	(22)
Total other income/(expense)	167	238

Loss before provision for income tax	(917)	(1,787)

Provision for income tax	—	—
Net loss available to common stockholders	$(917)	$(1,787)
Basic and diluted net loss per share	$(0.06)	$(0.11)
Common shares used in computing basic and diluted net loss per share	16,328	15,887